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                       September 15, 2022

       Zhixin Liu
       Chief Executive Officer
       Datasea Inc.
       20th Floor, Tower B, Guorui Plaza
       1 Ronghua South Road, Technological Development Zone
       Beijing, People   s Republic of China 100176

                                                        Re: Datasea Inc.
                                                            Form 10-K for
fiscal year ended June 30, 2021
                                                            Filed September 28,
2021
                                                            File No. 001-38767

       Dear Ms. Liu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology
       cc:                                              Huan Lou